Exhibit 10.8

COMPUTER SCIENCES CORPORATION

2011 OMNIBUS INCENTIVE PLAN

2015 RETENTION AWARD AGREEMENT

1.	Grant of Award.
This Agreement (“Agreement”) is made and entered into as of December 15, 2015 (the “Grant Date”) by and between Computer Sciences Corporation, a Nevada corporation (the “Company”), and Paul N. Saleh, a full-time employee of the Company and/or one or more of its subsidiaries (the “Employee”).
This Agreement granting the Employee an award under the Plan (the “Award”) shall be subject to all of the terms and conditions set forth in the Computer Sciences Corporation 2011 Omnibus Incentive Plan (the “Plan”) and this Agreement. Except as defined in Appendix A, capitalized terms shall have the same meanings ascribed to them under the Plan.
This Award is subject to the data privacy provisions set forth in Appendix B.
Award Granted: 118,604 Restricted Stock Units (the “RSUs”)
2.    Normal Vesting of RSUs. Between 0% and 100% of the RSUs (less any portion which may have vested earlier pursuant to Section 3 below, but not below 0%) shall vest on December 15, 2018 (the “Third Vesting Date”) based on the Company’s performance for its 2018 fiscal year (“Fiscal Year 3”) as determined by the Committee pursuant to Appendix C to this Agreement, provided (except as otherwise provided in this Agreement) the Employee remains continuously employed with the Company or any of its subsidiaries from the Grant Date until the Third Vesting Date.

3.	Early Vesting of RSUs.
(a)    33% of the RSUs shall vest on December 15, 2016 (the “First Vesting Date”) if both (i) the Committee determines that the Company’s performance for FY2016 (“Fiscal Year 1”) is at or above the threshold level of performance specified in Appendix C to this Agreement, and (ii) the Employee remains continuously employed with the Company or any of its subsidiaries from the Grant Date until the First Vesting Date.
(b)    If the Company’s performance for Fiscal Year 1 is such that no portion of the RSUs vests under Section 3(a), then 33% of the RSUs shall vest on December 15, 2017 (the “Second Vesting Date” and, together with the First Vesting Date and the Third Vesting Date, a “Vesting Date”) if both (i) the Committee determines that the Company’s performance for FY2017 (“Fiscal Year 2”) is at or above the threshold level of performance specified in Appendix C to this Agreement, and (ii) the Employee remains continuously employed with the Company or any of its subsidiaries from the Grant Date until the Second Vesting Date.

(c)    If the Company’s performance for Fiscal Year 1 is such that a portion of the RSUs vests under Section 3(a), then an additional 33% of the RSUs shall vest on the Second Vesting Date if both (i) the Committee determines that the Company’s performance for Fiscal Year 2 is at or above the level of performance that results in a 75% payout pursuant to Appendix C to this Agreement, and (ii) the Employee remains continuously employed with the Company or any of its subsidiaries from the Grant Date until the Second Vesting Date.
(d)    For the avoidance of doubt, up to 66% of the RSUs may vest under the provisions of this Section 3.
4.    Settlement of RSUs. Except as otherwise provided in Section 5, any RSUs that vest pursuant to the provisions of Sections 2 or 3 above shall be settled in an equal number of RSU Shares on the Scheduled Settlement Date, subject to any delay required by Section 20 below. Any Dividend Equivalents will be paid with respect to such RSU Shares delivered in settlement at the same time as the RSUs are settled.

5.	Effect of Termination of Employment; Change in Control; Recoupment and Forfeiture.
(a)    Death/Disability.
(i)    If, on or before the end of Fiscal Year 3, the Employee’s status as an employee of the Company or any of its subsidiaries is terminated by reason of the death or Disability of the Employee, then on or as soon as administratively practicable (but in any event within 2.5 months) after the Employee’s status as an employee of the Company or its subsidiaries is terminated (the “Employment Termination Date”) the Company shall settle the unvested portion of the RSUs in full by delivering a pro-rated amount of 100% of the RSUs, reduced by the number of any previously vested RSUs in accordance with Section 3, with such pro-ration based on the Employee’s period of service during the applicable performance period.
(ii)    If, after the end of Fiscal Year 3 and prior to the Third Vesting Date, the Employee’s status as an employee of the Company or any of its subsidiaries is terminated by reason of the death or Disability of the Employee, then the Company shall settle the unvested portion of the RSUs in accordance with Section 2 and Appendix C of this Agreement, without pro-ration, as soon as practicable (but in any event within 2.5 months) after the Employment Termination Date.
(iii)    If settlement is by reason of termination due to death, settlement shall be to the beneficiary designated by the Employee for such purpose.
(b)    Cancellation of RSUs upon Other Termination of Employment. If, prior to any Vesting Date, the Employee’s status as an employee of the Company or any of its subsidiaries terminates for any reason other than pursuant to Section 5(a) above or Section 5(d) below, any unvested portion of the RSUs and all related Dividend Equivalents shall automatically be cancelled as of the close of business on the Employment Termination Date.

(c)    Cancellation of RSUs upon Failure to Meet Performance Goals. If the Committee determines with respect to all or any portion of the RSUs that the applicable level of Company performance for Fiscal Year 3 as specified in Appendix C to this Agreement has not been achieved, then any such RSUs and all related Dividend Equivalents shall automatically be cancelled as of the close of business on the date of such determination.
(d)    Change in Control.
(i)    If a Change in Control occurs on or before the last day of Fiscal Year 3, the number of RSUs, if any, that are outstanding and unvested as of the date of the Change in Control and that would be eligible to vest on the Third Vesting Date in accordance with Section 2 and Appendix C based on the Company’s predicted performance for Fiscal Year 3 if the trend represented by the Company’s performance through the date of the Change in Control were to continue through the end of Fiscal Year 3, all as determined by the Committee, shall remain outstanding and shall continue to vest following the Change in Control subject only to Employee’s continued employment with the Company or any of its subsidiaries until the Third Vesting Date in accordance with the terms hereof, and any remaining RSUs shall automatically be cancelled; provided, however, that if the Employee experiences a Qualifying Termination on or after the date of such Change in Control and before the Third Vesting Date, then any such RSUs shall immediately vest as of the date of such termination and be settled in an equal number of RSU Shares on or as soon as administratively practicable (but in any event within 2.5 months) thereafter.
(ii)    If a Change in Control occurs after the last day of Fiscal Year 3 and on or before the Third Vesting Date, the number of RSUs, if any, that are outstanding and unvested as of the date of the Change in Control and that are eligible to vest in accordance with Section 2 and Appendix C based on the Company’s actual performance for Fiscal Year 3 as determined by the Committee shall remain outstanding and shall continue to vest following the Change in Control subject only to Employee’s continued employment with the Company or any of its subsidiaries until the Third Vesting Date in accordance with the terms hereof; provided, however, that if the Employee experiences a Qualifying Termination on or after the date of such Change in Control and before the Third Vesting Date, then any such RSUs shall immediately vest as of the date of such termination and be settled in an equal number of RSU Shares on or as soon as administratively practicable (but in any event within 2.5 months) thereafter.
(iii)    Any Dividend Equivalents will be paid with respect to the RSU Shares delivered in settlement of any RSUs under this Section 5(d) at the same time as such RSUs are settled.
(e)    Recoupment and Forfeiture. Settlement of all or a portion of the Award pursuant to Section 4 or Section 5(d) is subject to the forfeiture provisions of this Section 5. Settlement of all or a portion of the Award is subject to recoupment by the Company pursuant to Section 7.

(f)    Leave of Absence. If the Employee is granted a leave of absence (including a military leave of absence), the Employee and the Company each reasonably anticipate that the Employee will return to active employment and either (x) the leave of absence is to be for not more than six months or (y) at all times during the leave of absence the Employee has a statutory or contractual right to return to work, then for purposes of this Award: (i) while on leave of absence the Employee shall be treated as if he were an active employee; (ii) if the Employee’s leave of absence is terminated and the Employee does not timely return to active employment, the date of the end of the leave of absence shall be treated as the date on which the Employee has a termination of employment; (iii) if the Employee’s leave of absence is terminated and the Employee timely returns to active employment, he shall be treated as if active employment had continued uninterrupted during the leave of absence; and (iv) if the Employee’s leave of absence continues to the Scheduled Settlement Date or a settlement date set forth in Section 5(d) above, any vested RSUs which the Employee would otherwise be entitled to receive if he were an active employee shall be settled on such date.

6.	Withholding and Taxes.
(a)    If the Company and/or the Employer are obligated to withhold an amount on account of any federal, state or local tax imposed as a result of the grant or settlement of the RSUs pursuant to this Agreement (collectively, “Taxes”), including, without limitation, any federal, state or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax (the date upon which the Company and/or the Employer becomes so obligated shall be referred to herein as the “Withholding Date”), then the Employee shall pay to the Company on the Withholding Date, the minimum aggregate amount that the Company and the Employer are so obligated to withhold, as such amount shall be determined by the Company (the “Minimum Withholding Liability”), which payment shall be made by the automatic cancellation by the Company of a portion of the RSU Shares; provided that the Company is not then prohibited from purchasing or acquiring such shares of Common Stock (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the Withholding Date, plus the value of the Dividend Equivalents associated with such shares on the Withholding Date); and provided further that the RSU Shares to be cancelled shall be those that would otherwise have been delivered to the Employee the soonest upon settlement of the RSUs; and provided further, however, that the Employee may, on or before the Withholding Date, irrevocably elect to instead pay to the Company, by check or wire transfer delivered or made within one business day after the Withholding Date, an amount equal to or greater than the Minimum Withholding Liability.
(b)    The Employee acknowledges that neither the Company nor the Employer has made any representation or given any advice to the Employee with respect to Taxes.

7.	Recoupment and Forfeiture.
(a)    Refund of Stock Value; Forfeiture of RSUs.
(i)    Refund of Stock Value. If the Employee breaches any of the covenants set forth in Section 7(b)(i), (ii) or (iii) hereof during the Applicable

Restrictive Period for any Settlement Date, then, if the RSUs were settled within the one year period prior to the occurrence of such event, the Employee shall immediately deliver to the Company an amount in cash equal to the (i) aggregate Fair Market Value, determined as of such Settlement Date, of all RSU Shares which were delivered to the Employee or cancelled in payment of Taxes on such Settlement Date and (ii) Dividend Equivalents paid to the Employee in respect of the RSU Shares.
(ii)    Forfeiture of RSUs. If the Employee breaches any of the covenants set forth in Section 7(b)(i), (ii) or (iii) hereof prior to the Settlement Date for the RSUs, the RSUs and all related Dividend Equivalents shall be terminated and forfeited.
(b)    Triggering Events. The events referred to in Sections 5(e) and 7(a) hereof are as follows:
(i)    Non-Disclosure and Non-Use of Confidential Information. The Employee agrees not to disclose, use, copy or duplicate or otherwise permit the use, disclosure, copying or duplication of any Confidential Information (other than in connection with authorized activities conducted in the course of the Employee’s employment at the Company for the benefit of the Company) during the period of including during his/her employment with the Company or at any time thereafter. The Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.
(ii)    Non-Solicitation of the Company’s Employees, Clients, and Prospective Clients. During the time of the Employee’s employment and for a period of 24 months thereafter, the Employee shall not, without the express, prior written consent of the Company’s General Counsel, engage in any of the conduct described in paragraphs (A) and (B) below, either directly or indirectly, individually or as an employee, agent, contractor, consultant, member, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly held corporation) or in any other capacity for any person, firm, partnership or corporation:
(A)    hire, attempt to hire or assist any other person or entity in hiring or attempting to hire any current employee of the Company or any person who was a Company employee within the 6-month period preceding such hiring or attempted hiring;
(B)    solicit, divert or cause a reduction in the business or patronage of any Client or Prospective Client.
(iii)    Non-Competition. During the time of the Employee’s employment and for a period of 12 months thereafter, the Employee shall not, without the express, prior written consent of the Company’s General Counsel, either directly or indirectly, as an employee, agent, contractor, consultant, partner, member, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly traded corporation), wherever the Company is marketing or providing its services or products, participate in any activity as, or for, a Competitor of the Company which is the same or similar to the activities in which the Employee was involved at the Company.
(c)    Waiver of Recoupment. Notwithstanding the foregoing, the Employee shall be released from (i) all of his or her obligations under Section 7(a) hereof in the event that a Change in Control occurs within three years prior to the Employment Termination Date, and (ii) some or all of his or her obligations under Section 7(a) hereof in the event that the Committee (if the Employee is an executive officer of the Company) or the Company’s Chief Executive Officer (if the Employee is not an executive officer of the Company) shall determine, in their respective sole discretion, that such release is in the best interests of the Company.
(d)    Effect on Other Rights and Remedies. The rights of the Company set forth in this Section 7 shall not limit or restrict in any manner any rights or remedies which the Company or any of its affiliates may have under law or under any separate employment, confidentiality or other agreement with the Employee or otherwise with respect to the events described in Section 7(b) hereof.
(e)    Reasonableness. The Employee agrees that the terms and conditions set forth in this Section 7 are fair and reasonable and are reasonably required for the protection of the interests of the Company. If, however, in any judicial proceeding any provision of this Section 7 is found to be so broad as to be unenforceable, the Employee and the Company agree that such provision shall be interpreted to be only so broad as to be enforceable.
(f)    Clawback. As an additional condition of receiving this Award, the Employee agrees and acknowledges that the Award shall be subject to repayment to the Company in whole or in part in the event of a financial restatement or in such other circumstances as may be required by applicable law or as may be provided in any clawback policy that is adopted by the Company.

8.	Registration of Units.
The Employee’s right to receive the RSU Shares shall be evidenced by book entry (or by such other manner as the Committee may determine).

9.	Certain Corporate Transactions.
In the event that the outstanding securities of any class then comprising the RSU Shares are increased, decreased or exchanged for or converted into cash, property and/or a different number or kind of securities, or cash, property and/or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, then, unless the Committee shall determine otherwise, the term “RSU Shares,” as used in this Agreement, shall, from and after the date of such event, include such cash, property and/or securities so distributed in respect of the RSU Shares, or into or for which the RSU Shares are so increased, decreased, exchanged or converted.

10.	Shareholder Rights.
The Employee shall have no rights of a shareholder with respect to RSU Shares subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Employee.

11.	Assignment of Award.
Except as otherwise permitted by the Committee, the Employee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Employee’s rights under and interest in this Award may be made by the Employee other than by will or by the laws of descent and distribution.

12.	Notices.
Unless the Company notifies the Employee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:
(a)    by registered or certified United States mail, postage prepaid, to Computer Sciences Corporation, Attn: Corporate Secretary, 3170 Fairview Park Drive, Falls Church, VA 22042; or
(b)    by hand delivery or otherwise to Computer Sciences Corporation, Attn: Corporate Secretary, 3170 Fairview Park Drive, Falls Church, VA 22042.
Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Employee, five days after deposit in the United States mail, postage prepaid, addressed to the Employee at the address specified at the end of this Agreement or at such other address as the Employee hereafter designates by written notice to the Company.

13.	Stock Certificates.
Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 13 have been complied with.

14.	Successors and Assigns.
This Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Employee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

15.	Plan.
The RSUs are granted pursuant to the Plan, as in effect on the Grant Date, and are subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive the Employee, without his or her consent, of the RSUs or of any of the Employee’s rights under this Agreement. The interpretation and construction by the Committee of the Plan, this Agreement and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon the Employee. Until the RSUs are settled in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to the Employee.

16.	No Employment Guaranteed.
No provision of this Agreement shall (a) be deemed to form an employment contract or relationship with the Company or any of its subsidiaries, (b) confer upon the Employee any right to be or continue to be in the employ of the Company or any of its subsidiaries, (c) affect the right of the Employer to terminate the employment of the Employee, with or without cause, or (d) confer upon the Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of its subsidiaries other than the Plan. The Employee hereby acknowledges and agrees that the Employer may terminate the employment of the Employee at any time and for any reason, or for no reason, unless applicable law provides otherwise or unless the Employee and the Employer are parties to a written employment agreement that expressly provides otherwise.

17.	Nature of Company Restricted Stock Unit Grants.
The Employee acknowledges and agrees that:
(a)    the Plan was established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;
(b)    the Company grants RSUs voluntarily and on an occasional basis, and the receipt of the RSUs by the Employee does not create any contractual or other right to receive any future grant of RSUs, or any benefits in lieu of a grant of RSUs;
(c)    all decisions with respect to future grants of RSUs by the Company will be made in the sole discretion of the Company;
(d)    the Employee is voluntarily participating in the Plan; and
(e)    the future value of the RSUs is unknown and cannot be predicted with certainty.

18.	Governing Law; Consent to Jurisdiction.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, United States of America, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any action, suit or proceeding to enforce the terms and provisions of this Agreement, or to resolve any dispute or controversy arising under or in any way relating to this Agreement, may be brought in the state courts for the County of Washoe, State of Nevada, United States of America, and the parties hereto hereby consent to the jurisdiction of such courts. If the Employee has received this or any other document related to the Plan translated into a language other than English, and the translated version is different than the English version, the English version will control.

19.	Entire Agreement; Amendment and Waivers.
This Agreement embodies the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto. None of the terms and conditions of this Agreement may be amended, modified, waived or canceled except by a writing, signed by the parties hereto specifying such amendment, modification, waiver or cancellation. A waiver by either party at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or consent to a future waiver of such terms and conditions or of any preceding or succeeding breach thereof, unless expressly so stated.

20.	Section 409A Compliance.
Payments under this Agreement are designed to be made in a manner that is compliant with Section 409A of the U.S. Internal Revenue Code (the “Code”) and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).
Notwithstanding anything to the contrary in this Agreement, if, upon the advice of its counsel, the Company determines that the settlement of an RSU Share pursuant to this Agreement is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such settlement is otherwise required under this Agreement, then such payment may be delayed to the extent necessary to avoid 409A Taxes. In particular:
(a)    if the Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, such settlement shall be delayed until the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service, (ii) the date of the Employee’s death, or (iii) such earlier date as complies with the requirements of Section 409A (the “Settlement Delay Period”); and

(b)    if all or any part of such RSU Share has been converted into cash pursuant to Section 9 hereof, then:
(i)    upon settlement of such RSU Share, such cash shall be increased by an amount equal to interest thereon for the Settlement Delay Period at a rate equal to the default rate credited to amounts deferred under the Company’s Deferred Compensation Plan; provided, however, that such rate shall be calculated on a monthly average basis rather than a daily basis; and
(ii)    the Company shall fund the payment of such cash to the Employee upon settlement of such RSU Share, including the interest to be paid with respect thereto (collectively, the “Delayed Cash Payment”), by establishing and irrevocably funding a trust for the benefit of the Employee, but only if the establishment of such trust does not result in any taxes or penalties becoming due under Section 409A(b). Such trust shall be a grantor trust described in Section 671 of the U.S. Internal Revenue Code and intended not to cause tax to be incurred by the Employee until amounts are paid out from the trust to the Employee. The trust shall provide for distribution of amounts to the Employee in order to pay taxes, if any, that become due on the amounts as to which payment is being delayed during the Settlement Delay Period pursuant to this Section 20, but only to the extent permissible under Section 409A of the U.S. Internal Revenue Code without the imposition of 409A Taxes. The establishment and funding of such trust shall not affect the obligation of the Company to pay the Delayed Cash Payment pursuant to this Section 20.

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be duly executed as of the Grant Date.

EMPLOYEE	COMPUTER SCIENCES CORPORATION

/s/ Paul N. Saleh	By: /s/ William L. Deckelman, Jr.
Paul N. Saleh	William L. Deckelman, Jr.
Executive Vice President and
General Counsel

The Employee acknowledges receipt of the Plan and a Prospectus relating to this award, and further acknowledges that he or she has reviewed this Agreement and the related documents and accepts the provisions thereof.

/s/ Paul N. Saleh
Paul N. Saleh
«Address_Line_1»
«Address_Line_2»
«Address_Line_3»
«Address_Line_4»
«Address_Line_5»

Appendix A

1.	Definitions.
For purposes of this Agreement:
(a)    “Applicable Restrictive Period” shall mean, with respect to each Settlement Date, the period set forth in Section 7(b)(i), (ii) or (iii) hereof, respectively.
(b)    “Cause” shall mean: (A) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (B) conviction of a felony involving a crime of moral turpitude; (C) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; or (D) substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (X) a demand for performance of services has been delivered to the Employee in writing by the Employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the Employee has failed to perform and (Y) the Employee has thereafter failed to remedy such failure to perform.
(c)    “Client” means any client with respect to whom the Employee provided services, on behalf of whom the Employee transacted business, or with respect to whom the Employee possessed Confidential Information during the 12-month period preceding each of (i) the date the Employee engages in an act described in Section 7(b)(ii)(B) and (ii) the date of the termination of the Employee’s employment with the Company for any reason.
(d)    “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in business that is substantially similar to the Company’s business. For purposes of this Agreement, the parties specifically agree that: the Company is engaged in the business of providing technology-enabled solutions and services; that the Company’s capabilities include, but are not limited to, system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting; and that the Company actively solicits business and services clients located throughout the United States and the world. A non-exhaustive list of the Company’s Competitors includes Accenture, Xerox/ACS, HP/EDS, General Dynamics, IBM, L-3 Communications, Lockheed Martin, Northrop Grumman, Dell/Perot Systems, SAIC, Oracle/Sun Microsystems, Unisys Corporation, Infosys, WiPro, Tata, Cognizant, or any subsidiary or affiliate thereof.
(e)    “Confidential Information” means all Company trade secrets, patents, copyrights, confidential or proprietary business information and data, sales and financial data, pricing information, manufacturing and distribution methods, information relating to the Company’s business plans and strategies including, but not limited to, customers and/or prospects, or lists thereof, marketing plans and procedures, research and development plans, methods of doing business, both technical and non-technical, information relating to the design, architecture, flowcharts, source or object code and documentation of any and all computer software products which the Company has developed, acquired or licensed or is in the process of developing, acquiring or licensing or shall develop, acquire or license in the future, hardware and database technologies or technological information, formulae, designs, process and systems information, intellectual property rights, and any other confidential or proprietary information which relates to the business of the Company or to the business of any client or vendor of the Company or any other party with whom the Company agrees to hold information in confidence, whether patentable, copyrightable or protectable as trade secrets or not. Confidential Information does not include information which is (i) already known by the Employee without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Employee, (iii) rightfully received from a third party without an obligation of confidentiality, (iv) disclosed without similar restrictions by the Company to a third party (other than an affiliate or customer of the Company), or (v) approved by the Company, in writing, for disclosure.
(f)    “Employer” shall mean the Employee’s employer.
(g)    “Qualifying Termination” shall mean termination of the Employee’s employment with the Company and its subsidiaries either (i) by the Company or any subsidiary without “Cause” or (ii) by the Employee for “Good Reason,” as each term is defined in the Company’s Severance Plan for Senior Management and Key Employees, as amended.
(h)    “Prospective Client” means any individual or enterprise who is not a Client but with whom the Company was in active business discussions or negotiations at any time during either (i) the date the Employee engages in an act described in Section 7(b)(ii)(B) or (ii) the 12-month period preceding the termination of the Employee’s employment with the Company for any reason and in each case whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Company.
(i)    “Scheduled Settlement Date” shall mean the earlier of (i) the Third Vesting Date or (ii) the date of the Employee’s “separation from service” (as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations) with the Company and its subsidiaries; or in each case, as soon as administratively practicable (but in any event no later than 2.5 months) thereafter.
(j)    “Settlement Date” shall mean, with respect to each RSU Share, the date upon which the RSU was settled by the delivery of such RSU Share to the Employee or the date upon which such RSU Share was cancelled in payment of Taxes (as hereinafter defined).
(k)    “RSU Shares” shall mean the number of shares of Common Stock to be delivered upon settlement of the RSUs.

Appendix B

1.	Data Privacy.
(a)    In order to implement, administer, manage and account for the Employee’s participation in the Plan, the Company and/or the Employer may:
(i)    collect and use certain personal data regarding the Employee, including, without limitation, the Employee’s name, home address and telephone number, work address and telephone number, work e-mail address, date of birth, social insurance or other identification number, term of employment, employment status, nationality and tax residence, and details regarding the terms and conditions, grant, vesting, cancellation, termination and expiration of all restricted stock units and other stock based incentives granted, awarded or sold to the Employee by the Company (collectively, the “Data”);
(ii)    transfer the Data, in electronic or other form, to employees of the Company and its subsidiaries, and to third parties, who are involved in the implementation, administration and/or management of, and/or accounting for, the Plan, which recipients may be located in the Employee’s country or in other countries that may have different data privacy laws and protections than the Employee’s country;
(iii)    transfer the Data, in electronic or other form, to a broker or other third party with whom the Employee has elected to deposit any RSU Shares issued in settlement of the RSUs; and
(iv)    retain the Data for only as long as may be necessary in order to implement, administer, manage and account for the Employee’s participation in the Plan.
(b)    The Employee hereby consents to the collection, use, transfer and retention of the Data, as described in this Agreement, for the exclusive purpose of implementing, administering, managing and accounting for the Employee’s participation in the Plan.
(c)    The Employee understands that by contacting his or her local human resources representative, the Employee may:
(i)    view the Data;
(ii)    correct any inaccurate information included within the Data;
(iii)    request additional information regarding the storage and processing of the Data

(iv)    request a list with the names and addresses of any potential recipients of the Data; and
(v)    under certain circumstances and with certain consequences, prevent further use, transfer, retention and/or processing of the Data.